U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   C.E. Unterberg, Towbin (A California Limited Partnership)
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   (Last)                (First)                 (Middle)

                        350 Madison Avenue, 11th Floor

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                                    (Street)

   New York              NY                      10017
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   (City)                (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   06/19/2002
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer name and Ticker or Trading Symbol

   Serviceware Technologies Inc/PA - SVCW
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)
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6. If Amendment, Date of Orginal (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

    |X|  Form filed by One Reporting Person

    |_|  Form filed by More than One Reporting Person

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            TABLE 1 -- Non-Derivative Securities Beneficially Owned
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
------------------------------------------------------------------------------------------------------------------------------------
                                                               3. Ownership Form:
                                    2. Amount of Securities       Direct (D) or
1. Title of Security                   Beneficially Owned         Indirect (I)     4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                          (Instr. 4)                 (Instr. 5)          (Instr. 5)
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
Common Stock                           26,450                     D
Common Stock                           2,653,250                  D
Restricted Common Stock                95,540                     D
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


* If the form is filed by more than one Reporting Person see instruction
  5(b)(v).

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.

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FORM 3 (continued)

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              Table II -- Derivative Securities Beneficially Owned
         (e.g,, puts, calls, warrants, options, convertible securities)
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
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
N/A
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



Explanation of Responses:




                                      C.E. Unterberg, Towbin (A California
                                         Limited Partnership)

Date: 07/15/2002                      /s/ Thomas I. Unterberg
                                      ------------------------------------------
                                          ** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


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